Offer by
            First Trust/Four Corners Senior Floating Rate Income Fund
                                  (the "Fund")

                              to Purchase for Cash
                                Up to 100% of Its
                    Outstanding MMP Shares (as defined below)

                                                                  June 16, 2009

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

         We have been appointed to act as Depositary in connection with the offer by First Trust/Four Corners Senior Floating Rate Income Fund, a Massachusetts business trust, to purchase for cash up to 100% of its outstanding Money Market Cumulative Preferred Shares, par value $0.01 per share ("MMP Shares"), with a liquidation preference of $25,000 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 16, 2009 and the related Letter of Transmittal (which together constitute the "Offer"). The price to be paid for the MMP Shares is an amount per share, net to the seller in cash, equal to 95% of the liquidation preference of $25,000 per share (or $23,750 per share), plus any unpaid dividends accrued through the Expiration Date (as that term is defined pursuant to the Offer).

         We are asking you to contact your clients for whom you hold MMP Shares registered in your name (or in the name of your nominee) or who hold MMP Shares registered in their own names. Please bring the Offer to their attention as promptly as possible.

         For your information and for forwarding to your clients, we are enclosing the following documents:

                    1. The Offer to Purchase dated June 16, 2009;

                    2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

                    3. Notice of Guaranteed Delivery to be used to accept the Offer if the MMP Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase);

                    4. A form of letter which may be sent to your clients for whose accounts you hold MMP Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Offer; and

                    5. A return envelope addressed to the Depositary.


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         THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON
TUESDAY, JULY 14, 2009, UNLESS THE OFFER IS EXTENDED.

         The Offer is not being made to, nor will the Fund accept tenders from, holders of MMP Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

         The Fund will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of MMP Shares pursuant to the Offer. The Fund will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all stock or share transfer taxes applicable to its purchase of MMP Shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase. However, backup withholding at a 28% rate may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 4, "Procedures for Tendering MMP Shares," of the Offer to Purchase.

         In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of MMP Shares, and any other required documents, should be sent to the Depositary by 5:00 P.M., Eastern time, on Tuesday, July 14, 2009.

         Neither the Fund nor the Board of Trustees makes any recommendation to any holder of MMP Shares as to whether to tender all or any MMP Shares.

         Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone number set forth on the back cover of the Offer to Purchase.

                                Very truly yours,

                                Deutsche Bank Trust Company Americas


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE FUND, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS.



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